Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 173 to Registration Statement No. 002-41839 on Form N-1A of our report dated August 18, 2011, relating to the financial statements and financial highlights of Fidelity Municipal Income 2015 Fund, Fidelity Municipal Income 2017 Fund, Fidelity Municipal Income 2019 Fund and Fidelity Municipal Income 2021 Fund, each a series of Fidelity Fixed-Income Trust, appearing in the Annual Report on Form N-CSR of Fidelity Fixed-Income Trust as of June 30, 2011 and for the period May 19, 2011 (commencement of operations) to June 30, 2011, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

August 24, 2011